UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☒           Preliminary Proxy Statement
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☐           Definitive Proxy Statement
☐           Definitive Additional Materials
☐           Soliciting Material Pursuant to §240.14a-12

iPASS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Table Of Contents

Page

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING	2
PROPOSAL 1 ELECTION OF DIRECTORS	5
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	11
PROPOSAL 2 AMENDMENT OF BYLAWS	12
PROPOSAL 3 RATIFICATION OF INDEPENDENT AUDITORS	13
EXECUTIVE OFFICERS AND DIRECTORS	14
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	15
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	16
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	16
EXECUTIVE COMPENSATION AND RELATED INFORMATION	17
REPORT OF THE COMPENSATION COMMITTEE	26
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	37
HOUSEHOLDING OF PROXY MATERIALS	37
OTHER MATTERS	38

i

PRELIMINARY COPY

3800 Bridge Parkway Redwood Shores, California 94065

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 29, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of iPass Inc., a Delaware corporation. The meeting will be held on Thursday, May 29, 2008, at 9:00 a.m. local time at the Hotel Sofitel, located at 223 Twin Dolphin Drive, Redwood Shores, CA 94065 for the following purposes:

1.           To elect four directors, properly nominated in accordance with our Bylaws, to hold office until the 2011 Annual Meeting of Stockholders.

2.           To approve an amendment to the iPass Bylaws to cause stockholder election of directors in uncontested elections to be by a majority vote of our stockholders.

3.           To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of iPass for its fiscal year ending December 31, 2008.

4.           To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the annual meeting is April 24, 2008. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Senior Vice President,

General Counsel and Secretary

Redwood Shores, California

April [__], 2008

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

3800 Bridge Parkway Redwood Shores, California 94065

PROXY STATEMENT FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS
May 29, 2008

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of iPass Inc. is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about April [28], 2008 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 24, 2008 will be entitled to vote at the annual meeting. On this record date, there were [_________] shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 24, 2008, your shares were registered directly in your name with iPass’ transfer agent, Computershare Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 24, 2008, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of four directors, properly nominated in accordance with our Bylaws, to hold office until the 2011 Annual Meeting of Stockholders.

•	Approval of an amendment to the iPass Bylaws to cause stockholder election of directors in uncontested elections to be by a majority vote of our stockholders.

•	Ratification of KPMG LLP as the independent registered public accounting firm of iPass for its fiscal year ending December 31, 2008.

In addition, you are entitled to vote on any other matters that are properly brought before the annual meeting.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•
To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:00 p.m., Pacific Daylight Time on May 28, 2008 to be counted.

•
To vote on the Internet, go to www.investorvote.com/IPAS to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:00 p.m., Pacific Daylight Time on May 28, 2008 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from iPass. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 24, 2008.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all four nominees for director, “For” the approval of the amendment to the iPass Bylaws, and “For” the ratification of KPMG LLP as the independent registered public accounting firm of iPass for fiscal year ending December 31, 2008. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will have the authority to vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 3800 Bridge Parkway, Redwood Shores, CA 94065.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 29, 2008, to our Corporate Secretary at 3800 Bridge Parkway, Redwood Shores, CA 94065; however, if our 2009 annual meeting of stockholders is held before April 29, 2009 or after June 28, 2009, your proposal must be received a reasonable time before we print and mail our proxy materials. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director pursuant to our bylaws, you must provide specified information to us between January 29, 2009 and February 28, 2009; however, if our 2009 annual meeting of stockholders is held before April 29, 2009 or after June 28, 2009, your proposal must be received between 90 and 120 days before the meeting, or not more than 10 days after we announce the date of the meeting. If you wish to submit a stockholder proposal or nomination, please review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” votes with respect the election of directors, and “For” and “Against” votes and abstentions and broker non-votes with respect to proposals other than the election of directors. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•
For Proposal No. 1, the election of directors properly nominated in accordance with our Bylaws, the four nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

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To be approved, Proposal No. 2 amending the iPass Bylaws must receive a “For” vote from at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the outstanding shares of the capital stock of iPass entitled to vote generally in the election of directors. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•
To be approved, Proposal No. 3 ratifying KPMG LLP as the independent registered public accounting firm of iPass for fiscal year ending December 31, 2008 must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were [_________] outstanding and entitled to vote. Thus [_________] shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting or the Chairman of the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2008.

Proposal 1

Election of Directors

This Proposal 1 is to elect four directors properly nominated in accordance with our Bylaws.  iPass’ Board of Directors is divided into three classes. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

The Board of Directors currently has nine members. There are three directors in the class whose terms of office expire in 2008, and four nominees for election to the class whose terms of office expire in 2011. Each of the nominees listed below, except for Peter C. Clapman and Stanley P. Gold, is currently a director of iPass who was previously elected by the stockholders. Each of Mr. Clapman’s and Mr. Gold’s election as a director was recommended by a securityholder, as described below, and our Corporate Governance and Nominating Committee recommended their nominations to our Board of Directors.

On February 20, 2007, iPass and Shamrock Activist Value Fund, L.P. (together with its affiliates, “Shamrock”), entered into a Letter Agreement (the “Letter Agreement”) pursuant to which Michael J. McConnell, a vice president at Shamrock, and Mr. Clapman, a recently retired senior vice president and chief counsel for TIAA-CREF (Teachers Insurance and Annuity Association of America and College Retirement and Equities Fund), were elected to the Board of Directors on February 21, 2007. Mr. McConnell was also appointed to the Audit Committee and to the Compensation Committee of the Board of Directors, and Mr. Clapman was also appointed to the Corporate Governance and Nominating Committee of the Board of Directors. iPass and Shamrock have agreed that for so long as Shamrock shall own at least 3.5% of iPass’ outstanding common stock, Shamrock shall be entitled to have one representative designated by it nominated to the Board of Directors, and for so long as Shamrock shall own at least 10% of iPass’ outstanding common stock, Shamrock shall be entitled to have two representatives designated by it nominated to iPass’ Board of Directors. During the time in which one or more Shamrock representatives are serving on the iPass Board of Directors: (a) Shamrock will vote all of the shares it owns in support of each slate of directors nominated by the Board of Directors (and will not support or participate in any “withhold the vote” or similar campaign, or support any other nominees other than the slate of directors nominated by the iPass Board of Directors); (b) Shamrock will not propose (other than to the iPass Corporate Governance and Nominating Committee of the Board of Directors) any candidates for election as directors of iPass; and (c) Shamrock will not (i) publicly propose any proxy resolutions or nominees for director for approval by iPass stockholders, or (ii) support any proxy resolutions or conduct any proxy solicitations or seek to advise or influence in any manner any person with respect to the voting of any iPass voting securities against the recommendation of the iPass Board of Directors. On March 4, 2008, Shamrock notified iPass that Shamrock was designating Mr. Gold to be Shamrock’s second designee, replacing Mr. Clapman in that capacity.

If elected at the annual meeting, each of these nominees would serve until the 2011 annual meeting and until his successor is elected and has qualified, or until the director’s death, resignation or removal. It is our policy to encourage directors to attend the annual meeting, and for those purposes to permit attendance by telephone. Eight of iPass’ directors attended the 2007 Annual Meeting of Stockholders.

Nominees for Election for a Three-Year Term Expiring at the 2011 Annual Meeting of Stockholders

The following is a brief biography of each nominee for director.

The Board of Directors Recommends A Vote In Favor of Each Named Nominee.

A. Gary Ames, age 63, has served as a member of our Board of Directors since July 2002. From July 1995 until his retirement in June 2000, Mr. Ames served as President and Chief Executive Officer of MediaOne International, a broadband and wireless company. Mr. Ames serves on the boards of SuperValu, Inc., a food and drug retailer, and F5 Networks, Inc., an application traffic management company.

John D. Beletic, age 56, has served as a member of our Board of Directors since November 1999. Since August 2006, he has served as Executive Chairman of Fiber Tower Inc., a provider of wireless backhaul services to mobile network carriers. Also, since July 2002 he has been a venture partner with Oak Investment Partners, a venture capital firm. From July 2002 to September 2004, Mr. Beletic also served as Executive Chairman of Oculan Corporation, a network monitoring and intrusion detection company. From August 1994 until December 2001, Mr. Beletic served as Chief Executive Officer and Chairman of the Board of PageMart Inc., a wireless messaging service, and Weblink Wireless, Inc., a communications service company. Previously, Mr. Beletic was Chairman and CEO of Tigon Corporation, a voicemail service provider, which was acquired by Ameritech Corporation, a telecommunications company. Mr. Beletic serves on the board of Tessco Technologies, a wireless technology provider.

Peter C. Clapman, age 72, has served as a member of our Board of Directors since February 2007. From November 1972 to July 2005, he served as senior vice president and chief counsel for TIAA-CREF (Teachers Insurance and Annuity Association of America and College Retirement and Equities Fund), an investment fund. Mr. Clapman serves as the independent chairman of the board of trustees of the AARP mutual funds.

           Stanley P. Gold, 65, is President and Chief Executive Officer of Shamrock Holdings, Inc. (“SHI”), a diversified investment company owned by the Roy E. Disney family.  He also serves as an executive officer of certain subsidiaries of SHI, including Shamrock Holdings of California, Inc., and Shamrock Capital Advisors, Inc.  Prior to joining SHI in 1978, Mr. Gold was a partner in the law firm of Gang, Tyre, Ramer & Brown.  Mr. Gold serves as Chairman of the Board of Trustees for the University of Southern California; Chairman of the Board of the Jewish Federation of Greater Los Angeles; and as a member of the Board of Governors of the Hebrew Union College-Jewish Institute of Religions.  He has previously served as a director of The Walt Disney Company; Ansell, Ltd.; and Enterra Corporation.

Directors Continuing In Office Until The 2009 Annual Meeting of Stockholders

Kenneth D. Denman, age 49, has served as our Chairman since January 2003, as a member of our Board of Directors since December 2001 and as our President and Chief Executive Officer since October 2001. From January 2000 to March 2001, Mr. Denman served as President and Chief Executive Officer of AuraServ Communications, a managed service provider of broadband voice and data applications that ceased operations in March 2001. From August 1998 to May 2000, Mr. Denman served as Senior Vice President, National Markets Group of MediaOne, Inc., a broadband cable and communications company. From June 1996 to August 1998, Mr. Denman served as Chief Operating Officer, Wireless, at MediaOne International, a broadband and wireless company. Mr. Denman also serves on the board of Openwave Systems, Inc., a provider of open standards software products and services for the telecommunications industry, and, ShoreTel, Inc., a provider of Internet Protocol, or IP, telecommunications systems for enterprises.

Olof Pripp, age 49, has served as a member of our Board of Directors since April 2006. Mr. Pripp has served as a consultant with Spencer Stuart, a global executive search firm, since January 2008, and prior to this, he served as the Managing Partner of Heidrick & Struggles European Chief Information Officer practice since October 2005. Mr. Pripp has served as a Partner of IBM Business Consulting Services SA in Geneva, Switzerland since October 2002. In this role, he has acted as the Global Relationship Partner for one of IBM’s largest service accounts worldwide. From 1989 to September 2002, Mr. Pripp served in a variety of capacities at PwC Consulting, most recently as a Partner and Global Technology Industry Leader.

Allan R. Spies, age 59, has served as a member of our Board of Directors since December 2002. From 1997 until his retirement in June 2000, Mr. Spies served as Executive Vice President and Chief Financial Officer of US West Communications, a telecommunications company that was acquired by Qwest Communications International, Inc. in June 2000. Mr. Spies also serves on the board of InfoNow Corporation, a provider of enterprise channel management software.

Directors Continuing In Office Until The 2010 Annual Meeting of Stockholders

Peter G. Bodine, age 45, has served as a member of our Board of Directors since November 1998. Mr. Bodine has served as a general partner of APV Technology Partners, a venture capital firm, since 1994 and as a managing director of Allegis Capital, LLC, a venture capital firm, since 2006. He served as Executive Vice President of Asia Pacific Ventures, a consulting and advisory firm, from December 1992 until October 2005.

Michael J. McConnell, age 42, has served as a member of our Board of Directors since February 2007. Mr. McConnell has served as managing director of Shamrock Capital Advisors, a manager of alternative investment funds, since 1995. He also serves on the board of Collectors Universe, Inc., a provider of authentication, grading and information services to dealers and collectors of collectibles and dealers of gemstones.

Arthur C. Patterson, age 64, has served as a member of our Board of Directors since December 1996. Mr. Patterson is a general partner of Accel Partners, a venture capital firm that he founded in 1983. Mr. Patterson also serves on the board of Actuate Corporation, an enterprise reporting software company and MetroPCS Communications, Inc., a wireless communications company.

Independence of the Board of Directors

As required under the listing standards of the National Association of Securities Dealers, Inc. (the “Nasdaq listing standards”), a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board of Directors consults with our legal counsel to ensure that the Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and iPass, its senior management and its independent registered public accounting firm, the Board of Directors affirmatively has determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Denman, our President and Chief Executive Officer. In making this determination, the Board of Directors considered the Letter Agreement with Shamrock described above and the related transactions and arrangements contained therein, including Shamrock’s stock ownership of iPass.

Information Regarding the Board of Directors and its Committees

Mr. Spies has served as lead independent director since February 2007. From January 2003 to February 2007, Mr. Beletic served as lead independent director.

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. The following table provides membership information for 2007 for each of the committees:

Name	Audit	Compensation	Corporate Governance and Nominating
Kenneth D. Denman
A. Gary Ames	X		X*
John D. Beletic		X*	X
Peter G. Bodine		X
Peter C. Clapman (1)			X
Michael J. McConnell (1)	X	X
Arthur C. Patterson		X
Olof Pripp	X
Allan R. Spies(2)	X*		X

___________________

*           Committee Chairperson

(1)           Messrs. McConnell and Clapman were appointed to the Board of Directors on February 21, 2007. Mr. McConnell was also appointed to the Audit Committee and to the Compensation Committee, and Mr. Clapman was appointed to the Corporate Governance and Nominating Committee.

(2)           Lead Independent Director.

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to iPass.

Audit Committee

The Audit Committee of the Board of Directors oversees our corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by iPass regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing iPass’ disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee met ten times during 2007. Our Audit Committee Charter is available on our website at www.ipass.com.

The Board of Directors has reviewed the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee, both in 2007 and currently, are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has determined that Mr. Spies qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission (SEC) rules. The Board of Directors made a qualitative assessment of Mr. Spies’ level of knowledge and experience based on a number of factors, including his formal education and experience as Chief Financial Officer of U.S. West Communications, a telecommunications company that was acquired by Qwest Communications International.

Compensation Committee

The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for iPass. The Compensation Committee: reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and approves the compensation and other terms of employment of our Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other officers; and administers our stock option and purchase plans, and other similar plans and programs. All members of our Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Compensation Committee met seven times during 2007. Our Compensation Committee Charter is available on our website at www.ipass.com.

The processes used by the Compensation Committee for the consideration and determination of executive officer compensation consists of the following:

•	regular meetings of the Compensation Committee to review and evaluate compensation matters;

•	evaluating the Chairman and Chief Executive Officer’s recommendation regarding the amount and form of compensation for other executive officers;

•	analyzing third party survey data in connection with establishing the amount and form of the Chairman and Chief Executive Officer’s compensation; and

•	analyzing third party survey data in connection with evaluation of compensation matters.

The Compensation Committee has full access to all of our books, records, facilities and personnel as deemed necessary or appropriate by any member of the Compensation Committee to discharge his or her responsibilities under its charter. The Compensation Committee has the authority to obtain, at our expense, advice and assistance from internal or external legal, accounting or other advisors and consultants. In addition, the Compensation Committee has sole authority to retain and terminate any compensation consultant to assist in the evaluation of chief executive officer or senior executive compensation. The Compensation Committee has the authority to incur other reasonable expenditures for external resources that the Compensation Committee deems necessary or appropriate in the performance of its duties.

The Board has delegated the authority to the Chairman and Chief Executive Officer to approve non-officer retention and new hire stock award grants within defined limits. In 2007, Mr. Denman had the authority to issue new hire stock options within defined limits The Chairman and Chief Executive Officer does recommend the amount and form of compensation for other executive officers, but does not determine such compensation.

In August 2006, the Compensation Committee hired Mercer Human Resource Consulting to conduct a compensation survey related to executive compensation. Mercer Human Resource Consulting was instructed to review the compensation paid to executive officers at comparable companies. Mercer Human Resource Consulting was also instructed to make recommendations to the Compensation Committee as to possible changes to our compensation practices based upon the results of the survey. The Compensation Committee continued to use this information throughout 2007.  The Compensation Committee considered the report in establishing the Chairman and Chief Executive Officer’s compensation and other executive management compensation plans for 2007.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2007 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of iPass, reviewing and evaluating incumbent directors, recommending to the Board of Directors for selection, candidates for election to the Board of Directors, making recommendations to the Board of Directors regarding the membership of the committees of the Board of Directors and assessing the performance of the Board of Directors. In addition, the Corporate Governance and Nominating Committee hired Mercer Human Resource Consulting to conduct a compensation survey related to director compensation. All members of the Corporate Governance and Nominating Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Corporate Governance and Nominating Committee met three times during 2007. Our Corporate Governance and Nominating Committee Charter is available on our website at www.ipass.com.

The Corporate Governance and Nominating Committee has established specific, minimum attributes that would be desirable for a candidate to have to serve on our Board of Directors. The Corporate Governance and Nominating Committee will consider all of the relevant qualifications of Board of Directors’ candidates, including the following minimum qualifications: possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of iPass, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. The Corporate Governance and Nominating Committee will also consider the current needs of the Board of Directors and iPass, including whether the candidates for the Board of Directors will be independent for Nasdaq purposes. In the case of incumbent directors whose terms of office are set to expire, the Corporate Governance and Nominating Committee will also review such directors’ overall service to iPass during their term, and any relationships and transactions that might impair such directors’ independence. The Corporate Governance and Nominating Committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. To date, the Corporate Governance and Nominating Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Corporate Governance and Nominating Committee has not received a recommendation for a director nominee from a stockholder or stockholders holding more than 5% of our voting stock other than the recommendation by Shamrock of Messrs. McConnell and Clapman in February 2007 and the recommendation by Shamrock of Mr. Gold in March 2008.

The Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders. The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Corporate Governance and Nominating Committee at the following address: 3800 Bridge Parkway, Redwood Shores, CA 94065. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Meetings of the Board of Directors

The Board of Directors met nine times during 2007. Each director attended at least 75% of the aggregate of the meetings of the Board of Directors and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

Stockholder Communications With The Board of Directors

Our Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of our directors. Stockholders who wish to communicate with the Board of Directors may do so by sending written communications addressed to the Secretary of iPass at 3800 Bridge Parkway, Redwood Shores, California 94065. All communications should include the number of shares of iPass common stock held and will be forwarded by the Secretary of iPass to the Board of Directors or the individual directors, as designated. All communications directed to the Audit Committee in accordance with our policy regarding accounting matters complaint procedures that relate to questionable accounting or auditing matters involving iPass will be promptly and directly forwarded to the Audit Committee.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics that applies to all members of our Board of Directors and employees, including the principal executive officer, principal financial officer and principal accounting officer. This code of conduct and ethics is posted on our Website. The Internet address for our Website is http://www.ipass.com, and our code of conduct and ethics may be found as follows:

1.           From our main Web page, first click on “Investors.”

2.           Next, click on “Corporate Governance.”

3.           Then, click on “Code of Conduct.”

4.           Finally, click on “Code of Conduct and Ethics.”

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendments to, or waivers from, a provision of this code of conduct and ethics by posting such information on our website, at the address and location noted above.

Report of the Audit Committee of the Board of Directors1

The Audit Committee of the Board of Directors for the fiscal year ended December 31, 2007 consisted of four members: Messrs. Ames, McConnell, Pripp, and Spies. All members of iPass’ Audit Committee are independent (as independence is defined in Rules 4200(a)(15) and 4350(d) of the NASDAQ listing standards).

The Audit Committee oversees iPass’ financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process including the systems of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in iPass’ Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee is responsible for reviewing, approving and managing the engagement of the independent registered public accounting firm, including the scope, extent and procedures of the annual audit and compensation to be paid thereto, and all other matters the Audit Committee deems appropriate, including the independent registered public accounting firm’s accountability to the Board of Directors and the Audit Committee. The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of iPass’ accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by the Statement on Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and iPass, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 and received by the Audit Committee.

The Audit Committee discussed with iPass’ independent registered public accounting firm the overall scope and plans for its audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluation of iPass’ internal controls and the overall quality of iPass’ financial reporting. The Audit Committee met ten times during 2007.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in iPass’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission. The Audit Committee has also retained, subject to stockholder ratification described in Proposal 3, KPMG LLP as iPass’ independent registered public accounting firm for the fiscal year ending December 31, 2008.

Audit Committee

Allan R. Spies, Chairman

A. Gary Ames

Michael J. McConnell

Olof Pripp

1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of iPass under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Proposal 2

Amendment of Bylaws

Upon the recommendation of the Corporate Governance and Nominating Committee of the Board of Directors of iPass, in January 2008 our Board of Directors approved the submission of a Bylaw amendment to the iPass stockholders for approval at the 2008 Annual Meeting of Stockholders.  That Bylaw amendment amends Section 8 of the iPass Bylaws to adopt a majority voting provision relating to the election of directors of iPass Inc. The discussion of the Bylaw amendment below is qualified in its entirety by reference to the Bylaw amendment attached as Appendix A to this proxy statement.

Currently our Bylaws provide that our directors will be elected by a plurality of votes, which means the directors receiving the highest number of “for” votes for the positions open will be elected.  In the event that there is an uncontested election of directors, which is normally the case, the number of nominees equals the number of positions open and therefore all nominees would be elected regardless of whether they received more “withheld” votes than “for” votes.  The proposed amendment to the iPass Bylaws provides that, in an uncontested election of directors, only those directors who receive more “for” votes than “withheld” votes would be elected as directors.  In the event of a contested election, a plurality of votes would continue to be the standard for election.  In addition, no director could be nominated for reelection unless the director has previously tendered an irrevocable conditional resignation.

The requirement for a resignation is part of the proposed Bylaw amendment because the Delaware General Corporation Law provides that a director is elected “until such director’s successor is elected and qualified or until such director’s earlier resignation or removal.”  As a result, in the event of an uncontested election of directors in which a director is not reelected, that director continues to be a director because there is no successor.  In order to address this issue, the proposed Bylaw amendment provides that incumbent directors will not be nominated until they have tendered an irrevocable resignation conditioned upon (1) the failure to receive more “for” votes than “withheld” votes, and (2) acceptance by the Board of Directors.  The second condition in the conditional resignation would enable a director to remain on the Board of Directors if the Board of Directors determines that it would be in the best interests of the company to do so.  This could happen, for example, if the resignation would cause the Board of Directors to fail to have a majority of independent directors, which could cause iPass to be delisted from the Nasdaq Global Market.

If the proposed Bylaw amendment is approved by our stockholders, the Corporate Governance and Nominating Committee intends to adopt Corporate Governance Principles to establish the mechanism and principles by which the determination as to whether to accept a conditional resignation would be made.  The Corporate Governance and Nominating Committee currently contemplates that these guidelines would provide that:

•
if, in an election, an incumbent director fails to receive the required vote for re-election as set forth in the iPass’ Bylaws, then the Corporate Governance and Nominating Committee will act to determine whether to accept the director’s conditional resignation and will submit such recommendation for prompt consideration by the Board of Directors, and the Board of Directors will act on the Corporate Governance and Nominating Committee’s recommendation within 90 days following certification of the shareholder vote. The Corporate Governance and Nominating Committee and the Board of Directors would accept such conditional resignation absent compelling circumstances to the contrary;

•
a director who receives more “withheld” votes than “for” votes would not participate in the Corporate Governance and Nominating Committee recommendation or Board of Directors action regarding whether to accept the conditional resignation of that director. If directors constituting a majority of the members of the Corporate Governance and Nominating Committee fail to receive the required vote in favor of his or her election in the same election, then the independent directors, excluding the directors who failed to receive the required vote, shall appoint a committee amongst themselves to consider the conditional resignations and recommend to the Board of Directors whether to accept them.  If the directors, excluding the directors who failed to receive the required vote, shall be of an insufficient number to comprise a quorum of the Board of Directors, then all directors may participate in the action regarding whether to accept the conditional resignations; and

•
if the Board of Directors shall determine not to accept the resignation of a director, the Board of Directors will promptly disclose its decision-making process and decision to reject the conditional resignation in a Form 8-K furnished to the Securities and Exchange Commission.

The Corporate Governance Principals are established by the Corporate Governance and Nominating Committee, and may be adopted and revised as determined appropriate by the Corporate Governance and Nominating Committee.

The Board Of Directors Recommends A Vote In Favor Of Proposal 2.

Proposal 3

Ratification of Independent Auditors

The Audit Committee of the Board of Directors has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting. KPMG LLP has audited our financial statements since May 2002. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of iPass and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to iPass for fiscal years ended December 31, 2007 and December 31, 2006, by KPMG LLP, our independent registered public accounting firm:

Fee Category	Fiscal 2007 Fees	Fiscal 2006 Fees
Audit Fees	$1,225,000	$1,225,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,225,000	$1,225,000

Audit Fees.  Consists of fees billed for professional services rendered for the audit of iPass’ consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports, review of the tax provision, comfort letters and consents, and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

All of these services were approved by the Audit Committee prior to the services being rendered to us.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

The Board Of Directors Recommends A Vote In Favor Of Proposal 3.

Executive Officers

Set forth below is information regarding our executive officers as of March 31, 2008.

Name	Age	Position
Kenneth D. Denman	49	Chairman, President and Chief Executive Officer
Frank E. Verdecanna	37	Vice President and Chief Financial Officer
John C. Charters	45	Chief Operating Officer
Bruce K. Posey	56	Senior Vice President, General Counsel and Secretary
Joel Wachtler	58	Vice President of Marketing and Strategy

Mr. Denman has served as our Chairman since January 2003, as a member of our Board of Directors since December 2001 and as our President and Chief Executive Officer since October 2001. From January 2000 to March 2001, Mr. Denman served as President and Chief Executive Officer of AuraServ Communications, a managed service provider of broadband voice and data applications that ceased operations in March 2001. From August 1998 to May 2000, Mr. Denman served as Senior Vice President, National Markets Group of MediaOne, Inc., a broadband cable and communications company. From June 1996 to August 1998, Mr. Denman served as Chief Operating Officer, Wireless, at MediaOne International, a broadband and wireless company. Mr. Denman also serves on the board of Openwave Systems, Inc., a provider of open standards software products and services for the telecommunications industry and ShoreTel, Inc., a provider of Internet Protocol, or IP, telecommunications systems for enterprises.

Mr. Verdecanna has served as our Vice President and Chief Financial Officer since December 2005. From July 2005 to December 2005, Mr. Verdecanna served as our Vice President and Interim Chief Financial Officer. In December 2004, Mr. Verdecanna was appointed as Vice President in addition to his role as Corporate Controller. Mr. Verdecanna was appointed Principal Accounting Officer by our Board of Directors in January 2003 and joined us in October 2000 as Corporate Controller. Prior to joining us, Mr. Verdecanna was Vice President and Chief Financial Officer for Impact Hire, Inc., a recruiting software and service provider, from October 1999 to October 2000. From November 1996 to June 1999, Mr. Verdecanna served in various positions, most recently, as Corporate Controller for Interlink Computer Sciences, Inc., a public enterprise software company until its acquisition by Sterling Software, Inc. From December 1993 to November 1996, Mr. Verdecanna worked for Coopers and Lybrand L.L.P., leaving as a senior associate.

Mr. Charters has served as our Chief Operating Officer since November 2004. From July 2003 to November 2004, Mr. Charters served as the Chief Executive Officer of the Charters Group, an independent consulting services company. From April 2002 until July 2003, Mr. Charters served as the Chief Executive Officer of Expanets Communications, a majority owned subsidiary of Northwestern Corporation and a reseller of voice and data equipment. In September 2003, Northwestern Corporation voluntarily filed for bankruptcy. From December 1999 until February 2002, Mr. Charters served as a Founder and Chief Executive Officer of Qwest CyberSolutions, a joint venture formed by Qwest Communications and KPMG Consulting and a provider of complex business applications hosting and management services nationwide. Mr. Charters was the subject of a broad SEC investigation that included his activities while at Expanets, Inc., a subsidiary of Northwestern Corporation, alleging that Mr. Charters had partial responsibility for material misrepresentations and omissions in Northwestern’s public filings with the SEC and in other public statements. Mr. Charters was employed at Expanets from April 2002 to July 2003. In 2007, Mr. Charters settled a civil action brought by the SEC without admitting or denying guilt. In connection with the settlement, Mr. Charters paid a civil penalty of $50,000.

Mr. Posey has served as our Vice President, General Counsel and Secretary since July 2002 and since August 2005 as our Senior Vice President, General Counsel and Secretary. From August 2000 to March 2001, Mr. Posey served as General Counsel and Corporate Secretary for AuraServ Communications, Inc., a managed service provider of broadband voice and data applications that ceased operations in March 2001. From February 1997 to July 2000, Mr. Posey served as Senior Vice President — Federal Relations and Regulatory Law for US West Communications, a telecommunications company. From September 1994 to February 1997, Mr. Posey served as Vice President, Public Policy and External Affairs for MediaOne, Inc., a broadband cable and communications company.

Mr. Wachtler has served as our Vice President of Marketing and Strategy since November 2004. From September 2003 to November 2004, Mr. Wachtler served as our Vice President of Product Management and Strategy. From May 2000 to July 2003, Mr. Wachtler served as Vice President of Strategy and Development at Cable Partners, a cable company. From November 1999 to May 2000, Mr. Wachtler served as an associate with Telcom, a consulting company. From 1996 to 1999, Mr. Wachtler served in various positions, most recently, as Vice President of Strategy of MediaOne International (formerly US West International), a broadband and wireless company.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2008 by: (a) each director and nominee for director; (b) each of the executive officers named in the Summary Compensation Table presented later in this proxy statement; (c) all executive officers and directors of iPass as a group; and (d) all those known by us to be beneficial owners of more than five percent of our common stock. Unless otherwise provided, the stockholder referenced has sole voting and investment power with respect to the outstanding shares listed. All percentages in this table are based on a total of 62,881,761 shares of common stock outstanding on March 31, 2008. Unless otherwise indicated, the address for each listed beneficial owner is c/o iPass Inc., 3800 Bridge Parkway, Redwood Shores, California 94065.

		Beneficially Owned (Including the Number of Shares Shown in the First Column)
Name and Address of Beneficial Owner	Shares Issuable Pursuant to Options Exercisable Within 60 Days of March 31, 2008	Shares	Percent
Kenneth D. Denman(1)	454,000	3,027,300	4.8%
Anurag Lal(2)	136,667	137,167	*
John Charters	285,000	386,200	*
Bruce K. Posey	221,930	472,171	*
Frank Verdecanna	150,625	249,650	*
Arthur C. Patterson(3)	210,000	480,480	*
Peter G. Bodine(4)	210,000	246,523	*
A. Gary Ames	210,000	220,000	*
John D. Beletic(5)	153,000	217,000	*
Allan R. Spies	210,000	221,667	*
Olof Pripp	60,000	80,000	*
Peter C. Clapman	45,000	60,000	*
Stanley P. Gold(6)	0	9,127,950	14.5%
Michael J. McConnell(7)	45,000	9,187,950	14.6%
Royce & Associates LLC(8)	—	5,603,999	8.9%
Entities affiliated with Shamrock Partners Activist Value Fund, L.L.C.(9)	—	9,127,950	14.5%
All directors and executive officers as a group (15 persons)	2,658,722	15,352,008	23.4%
____________________

*	Less than one percent (1%).

(1)	Includes 2,375,300 shares held by the Kenneth D. Denman Revocable Trust.

(2)	Mr. Lal resigned as an iPass employee and officer effective February 29, 2008.

(3)
Includes 185,439 shares held by Ellmore C. Patterson Partners. ECPP Managers, LLC is the General Partner of Ellmore C. Patterson Partners, and Mr. Patterson is a member of the board of managers of ECPP Managers, LLC.  Does not include 187,667 shares held by the ACP Family Partnership, in which members of Mr. Patterson’s immediate family hold a pecuniary interest but over which Mr. Patterson holds no voting or investment power. Mr. Patterson disclaims beneficial ownership of all of these shares except to the extent of his pecuniary interest therein.

(4)
South Fork Ventures holds 18,327 shares. Mr. Bodine is a Managing Member of South Fork Ventures. Mr. Bodine disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(5)	Includes 54,000 shares held in the name of John and Anne Partnership, Ltd.

(6)
Funds affiliated with Shamrock Partners Activist Value Fund, L.L.C., a Delaware limited liability company (“Shamrock Partners”) hold 9,127,950 shares. Mr. Gold is the President and Chief Executive Officer of Shamrock Partners. Mr. Gold disclaims beneficial ownership of the shares held by Shamrock Partners except to the extent of his pecuniary interest therein.

(7)
Funds affiliated with Shamrock Partners Activist Value Fund, L.L.C., a Delaware limited liability company (“Shamrock Partners”) hold 9,127,950 shares. Mr. McConnell is the Vice President of Shamrock Partners. Mr. McConnell disclaims beneficial ownership of the shares held by Shamrock Partners except to the extent of his pecuniary interest therein.

(8)
The address for Royce & Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019. The data regarding the stock ownership of Royce & Associates, LLC is as of December 31, 2007 from the Schedule 13G/A filed by Royce & Associates, LLC on January 30, 2008. Includes 3,526,917 shares held by Royce Low Priced Stock Fund, an investment company registered under the Investment Company Act of 1940 and managed by Royce & Associates, LLC.

(9)
Shamrock Partners is the managing member of Shamrock Activist Value Fund GP, L.L.C., a Delaware limited liability company (the “General Partner”), which is the general partner of three funds which collectively own the shares reported. Shamrock Partners has sole voting and investment power with respect to all of such shares, the General Partner has shared voting and investment power with respect to all of these shares, and each of the funds has shared voting and investment power with respect to the shares held by the respective funds. The address for each of these Shamrock entities is 4444 Lakeside Drive, Burbank, California 91505.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, or the 1934 Act, requires iPass’ directors and executive officers, and persons who own more than ten percent of a registered class of iPass’ equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of iPass. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish iPass with copies of all Section 16(a) forms they file.

To iPass’ knowledge, based solely on a review of the copies of such reports furnished to iPass, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except as follows: Each of Michael J. McConnell and Peter C. Clapman filed one Form 4 one day late, entities affiliated with Shamrock Partners Activist Value Fund, L.L.C. and Stanley Gold each filed one Form 4 late, and Mr. Pripp filed one Form 4 late.

Securities Authorized for Issuance Under Equity Compensation Plans

Information with respect to securities authorized for issuance under equity compensation plans as of the end of the most recently completed fiscal year is aggregated as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by stockholders	8,207,959	$5.92	12,689,263
Equity compensation plans not approved by stockholders	—	—	—
Total	8,207,959	$5.92	12,689,263

Executive Compensation and Related Information

Compensation of Directors

The following table shows for the fiscal year ended December 31, 2007, certain information with respect to the compensation of all our non-employee directors:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(4)	Option Awards ($)(3)(4)	Total ($)
A. Gary Ames	$45,000	$13,243	$93,003	$151,246
John D. Beletic	$45,000	$13,243	$93,937	$152,180
Peter G. Bodine	$32,000	$13,243	$93,937	$139,180
Arthur C. Patterson	$32,000	$13,243	$93,937	$139,180
Allan R. Spies	$48,000	$21,994	$93,453	$163,447
Olof Pripp	$39,000	$64,243	$93,339	$196,582
Michael J. McConnell(5)	$29,500	$14,936	$46,745	$91,181
Peter C. Clapman(5)	$22,500	$14,936	$46,745	$84,181
____________________
(1)	This column reflects annual director retainer fees, annual committee chairman retainer fees, Board of Directors’ meeting fees and committee meeting fees.

(2)
The dollar amount in this column represents the compensation cost for the year ended December 31, 2007 of stock awards granted in and prior to 2007. These amounts have been calculated in accordance with SFAS No. 123R ignoring the estimates of forfeiture and using the Black-Scholes option-pricing model. Assumptions used in the calculation of these amounts are included in footnote 2 to our audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K.

(3)
The dollar amount in this column represents the compensation cost for the year ended December 31, 2007 of stock option awards granted in and prior to 2007. These amounts have been calculated in accordance with SFAS No. 123R ignoring the estimates of forfeiture and using the Black-Scholes option-pricing model. Assumptions used in the calculation of these amounts are included in footnote 2 to our audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K.

(4)	At December 31, 2007, the following directors held stock options and shares of restricted stock as follows:

Name	Number of Shares Underlying Options	Number of Shares Restricted Stock
Mr. Ames	210,000	5,000
Mr. Beletic	153,000	5,000
Mr. Bodine	210,000	5,000
Mr. Patterson	210,000	5,000
Mr. Spies	210,000	5,000
Mr. Pripp	60,000	5,000
Mr. McConnell	45,000	15,000
Mr. Clapman	45,000	15,000

(5)	Messrs. McConnell and Clapman were appointed to the Board of Directors on February 21, 2007.

The options and stock awards that were issued in 2007 to our non-employee directors consist of the following grants:

Name	Grant Date	Number of Shares of Stock (#)		Number of Shares Underlying Options (#)(1)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Mr. Ames	6/7/07	—		15,000		$5.43	$41,423
	6/7/07	5,000	(3)	—		$-	$26,250
Mr. Beletic	6/7/07	—		15,000		$5.43	$41,423
	6/7/07	5,000	(3)	—		$-	$26,250
Mr. Bodine	6/7/07	—		15,000		$5.43	$41,423
	6/7/07	5,000	(3)	—		$-	$26,250
Mr. Patterson	6/7/07	—		15,000		$5.43	$41,423
	6/7/07	5,000	(3)	—		$-	$26,250
Mr. Spies	6/7/07	—		15,000		$5.43	$41,423
	6/7/07	5,000	(3)	—		$-	$26,250
	6/7/07	1,667	(4)	—		$-	$8,752
Mr. Pripp	6/7/07	—		15,000		$5.43	$41,423
	5/10/07	10,000	(5)	—		$-	$51,000
	6/7/07	5,000	(3)	—		$-	$26,250
Mr. McConnell(6)	2/21/07	—		30,000	(7)	$5.13	$86,648
	2/21/07	10,000	(7)	—		$-	$52,300
	6/7/07	—		15,000		$5.43	$41,423
	6/7/07	5,000	(3)	—		$-	$26,250
Mr. Clapman(6)	2/21/07	—		30,000	(7)	$5.13	$81,648
	2/21/07	10,000	(7)	—		$-	$52,300
	6/7/07	—		15,000		$5.43	$41,423
	6/7/07	5,000	(3)	—		$-	$26,250
____________________
(1)
All shares subject to the options, other than as designated by footnote 7, vest on the first anniversary of the date of grant or, if earlier, on the date of the next annual meeting following the date grant.

(2)	These amounts have been calculated in accordance with SFAS No. 123R using the Black-Scholes pricing model.

(3)	These shares do not vest unless iPass’ broadband, software and service fee revenues in 2008 are at least $200 million. If this revenue target is achieved, the shares will be fully vested.

(4)	These shares were fully vested on the date of grant.

(5)	These shares were fully vested on June 1, 2007.

(6)	Messrs. McConnell and Clapman were appointed to the Board of Directors on February 21, 2007.

(7)	See description of the vesting of initial grants under the iPass Inc. 2003 Non-Employee Directors Plan below.

The members of our Board of Directors who are not employees of iPass are reimbursed for travel, lodging and other reasonable expenses incurred in attending Board of Directors’ or committee meetings. In addition, our non-employee directors receive the following cash compensation for services as a non-employee director:

Annual cash retainer	$20,000
Committee chairman annual retainer	$5,000
Per meeting board meeting fees	$1,000
Per meeting committee meeting fees	$1,000

Prior to February 9, 2006, our non-employee directors only received the per meeting fees referenced above, and did not receive any annual retainers.

Under the terms of the iPass Inc. 2003 Non-Employee Directors Plan (the “Directors Plan”), as amended, we grant stock options and restricted stock to our non-employee directors as follows:

•	grants of stock options of 30,000 shares for initial grants, and 15,000 shares for annual grants, and

•	restricted stock awards of 10,000 shares for initial grants and 5,000 shares for annual grants.

Options granted under the Directors Plan vest as follows: (a) with respect to options that are awarded pursuant to initial grants, the 30,000 shares will vest with respect to 10,000 shares on the first anniversary of the date of grant, and thereafter in equal monthly installments over 24 months, and (b) with respect to options that are awarded pursuant to annual grants, the 15,000 shares will vest on the first anniversary of the date of grant or, if earlier, on the date of the next annual meeting following the date grant. Options granted under the Directors Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows iPass to repurchase unvested shares if the participant’s service terminates before vesting. All outstanding options under the Directors Plan are early exercisable.

Shares of stock acquired under a restricted stock award are subject to forfeiture in favor of iPass in accordance with the following vesting schedule: (a) with respect to restricted stock awards that are awarded pursuant to initial grants, 1/3 of the 10,000 shares will vest on each of the first, second and third anniversaries of the date of grant, and (b) with respect to restricted stock awards that are awarded pursuant to annual grants, the 5,000 shares will vest on the first anniversary of the date of grant or, if earlier, on the date of the next annual meeting following the date grant.

On August 10, 2006, the Board of Directors amended the Directors Plan to cause the restricted stock grants to be granted automatically under the Directors Plan at the 2007 Annual Meeting of Stockholders to not vest unless iPass’ broadband, software and service fee revenues in 2008 are at least $200 million.

In addition to the cash compensation and stock awards described above, Mr. Spies, our lead independent director, will receive 5,000 shares of restricted stock at each annual meeting, all of which shares will be fully vested upon grant.

On May 10, 2007, our Board of Directors granted Mr. Pripp a stock award for 10,000 shares of restricted stock under our 2003 Equity Incentive Plan. The Board of Directors made this grant based on its determination: (1) that Mr. Pripp did not receive such a grant in the prior year due to the fact that our Directors Plan had not been amended at that time to provide for such grants; (2) that Mr. Pripp had received a stock option grant for a lesser number of shares than he otherwise would have been entitled to under the Directors Plan as in effect prior to his election; and (3) that it was only fair and equitable that he receive the grant for 10,000 shares in order that his equity compensation would be the same as that of Messrs. McConnell and Clapman, and with any other future directors. Further, it was expected by Mr. Pripp and the other members of our Board of Directors that Mr. Pripp would receive such a grant if the Directors Plan was amended, and this action was taken to fulfill that expectation.

Compensation Discussion and Analysis

Business Overview and Strategy

We are a global provider of software-enabled enterprise connectivity and endpoint management services for remote and mobile workers.  Our objective is to use our software-enabled virtual network to become the leading provider of secure enterprise connectivity services worldwide.  We are pursuing the following tactics in order to achieve this objective:

▪ Expand our enterprise customer base;
▪ Increase user penetration within our existing customer base;
▪ Continue to expand our wireless broadband coverage and service offerings;
▪ Continue to enhance our virtual network; and,
▪ Leverage and extend our endpoint management capabilities.

Our compensation structure supports our business strategy to enhance the value of our stockholders’ investments.

Executive Compensation Philosophy, Principles and Policies

We operate in a volatile business environment in which competition for executive talent is intense.  In order to attract, motivate, and retain those key executive officers with the ability to drive our success, we have established our compensation program to be competitive with those of other companies with which we compete for talent and to provide significant incentives to drive both short-term and long-term stockholder value.  The philosophy of our Compensation Committee (the “Committee”) is that we pay for performance, not merely effort.  As a result, the Committee has established for the past two years the following principles and policies to guide the design and operation of our executive compensation program:

▪	Compensation programs must enable us to attract and retain talent from the internet software and services industry and technology industries in general;
▪	Incentive awards should be based on both financial results and strategic goals that support the long-term business objectives;
▪	Incentive programs should motivate the right behaviors and reward executive officers based on results, not effort; and,
▪	The compensation strategy should be straightforward and easy to understand to facilitate clear communication of expectations to executive officers and transparency with stockholders.

Market Positioning Philosophy

We target the 50th percentile, defined as the middle point of relevant peer group market data (the “50th percentile”), for each element of compensation and with respect to total compensation.  The Committee has determined this is an appropriate target market position as it has allowed iPass to attract and retain the level of talent it believes will improve operational performance and stockholder value.

The Committee determines peer group formation, with assistance from Mercer (US) Inc. (“Mercer”) a consultant retained by the Committee.  The peer group has been determined primarily by industry similarity and company size, which it measures by revenue and market capitalization.  The Committee chooses industry criteria to produce a set of peer companies that represent a sampling of executive labor for which iPass competes.  The Committee considers company size criteria as a proxy for executive job complexity.

The peer companies operate in the Internet Software and Services Industry, in the Application Software Industry, and in the Communication Equipment and Systems Software Industry.   For benchmarking conducted in 2007, the following companies composed the iPass peer group: Citrix Systems, Inc., Digital Insight Corporation, Digital River, Inc., Digitas Inc., Fair Isaac Corporation, Openwave Systems Inc., RealNetworks, Inc., SafeNet, Inc., Symantec Corporation, Webex Communications, Inc. and Websense Inc.

In late 2007, the Committee worked with Mercer to review the peer group for future benchmarking and analysis.  This was done to ensure the appropriateness of the peer group in the future, but also to address the fact that certain peers had merged or been acquired and were no longer public companies.  The new peer group for future benchmarking is comprised of United Online Inc, Realnetworks Inc, Infospace Inc, Openwave Systems Inc, Digital River Inc, Ariba Inc, S1 Corp, Sonicwall Inc, Jupitermedia Corp, Navisite Inc, Entrust Inc, Saba Software Inc, Tumbleweed Communications Co, Web.Com Inc.

Our executive compensation philosophy targets the 50th percentile for performance at a fully proficient level as determined by the Committee. The program provides downside risk and upside potential that is aligned with performance.  Compensation below the 50th percentile is paid if performance objectives are not met.  Above 50th percentile compensation may be paid when performance objectives are exceeded.

Role of CEO and Management in Compensation

Our Chief Executive Officer (CEO), in consultation with the Vice President of Human Resource, provides the Committee with the following:

▪	Input on the individual performance of named executive officers;
▪	Input and advice on succession planning considerations;
▪	Recommendations on the design and structure of quarterly incentive and long-term equity incentive compensation;
▪	Information on recruiting and hiring trends and key employment statistics; and,
▪	Other information as requested by the Committee.

The CEO and Vice President of Human Resources generally attend Committee meetings.  However, at each in person meeting the Committee holds an executive session without management present.  In addition, our CEO is not present during the deliberations and voting on his compensation.

Role of External Consultant

Mercer provides information, analyses, and advice regarding executive compensation, as described below. At the Committee’s direction, Mercer provided the following services for the Committee during fiscal 2007:

▪	Evaluated the competitive positioning of our named executive officers’ base salaries, annual incentive and long-term incentive compensation relative to our primary peers and the broader industry;
▪	Advised the Committee on Chief Executive Officer and other named executive officer target award levels within the long-term equity incentive program and, as needed, on actual compensation actions;
▪	Assessed the alignment of company compensation levels relative to performance of iPass against our primary peers and relative to our articulated compensation philosophy
▪	Briefed the Committee on executive compensation trends among our peers and broader industry;
▪	Evaluated the impact of our equity programs on annual share use, run rate and total dilution
▪	Assisted with the preparation of the Compensation Discussion and Analysis for this proxy statement; and,
▪	Provided ongoing advice as needed.

The Mercer consultant who performs these services reports directly to the Committee chair.  Other Mercer or related entity consultants may report directly to iPass management when performing other services such as providing non-executive compensation market data.

Competitive Market Assessments

In order to ensure alignment of executive compensation with the above internal objectives and external market practice, we conduct, with assistance from Mercer, an annual assessment of executive compensation versus market.  This assessment includes an evaluation of base salary, annual incentive opportunities, and long term incentives against (1) a peer group of companies from the  Internet Software and Services Industry, the Application Software Industry, and in the Communication Equipment and Systems Software Industry and (2) broader industry published survey compensation data.  The peer group data provides highly specific data on named executive officer compensation for all elements of pay, whereas the broader industry published survey data provides market information on a job-by-job basis.  Mercer typically blends the two sources of data, as appropriate, to develop a market composite for each of the named executive officers.  The Committee takes the market assessment into consideration, in concert with other factors, when making decisions regarding executive compensation design and specific actions.

Compensation and Benefits Elements

We use five compensation and benefits elements to provide a competitive overall compensation and benefits package that is tied to creating stockholder value and supporting the execution of our business strategies, as follows:

▪	Base Salary;
▪	Quarterly Cash Incentives;
▪	Stock Options;
▪	Performance Share Awards (PSAs); and
▪	401(k) and other benefits also provided to the broader employee population.

The Committee determines the target value of each compensation element primarily based on the market; target values are based on the alignment with the 50th percentile.  The Committee may also take into consideration factors specific to the individual named executive officer, such as individual performance, past compensation and relative positioning to other executives within iPass when taking specific actions relating to compensation. The Committee reviews and considers each component for each executive officer before making compensation decisions.

Currently, we do not offer our executive officers any perquisites or supplemental retirement benefits.

Base Salary

We provide salaries to executive officers as compensation for defined job responsibilities and services to iPass.  The Committee bases annual salary determinations on competitive assessment, experience and proficiency in the role, the need to retain key talent and individual and company performance.  In reviewing these factors for 2007, inclusive of Mercer’s annual assessment of executive compensation and recommendations, the Committee did not make salary adjustments for any of its executive officers.  No salary adjustments were made in 2007 as the Committee determined that in most cases salaries approximated the 50th percentile.  Further, the Committee did not believe that increases to fixed compensation for named executive officers would be appropriate given corporate performance levels.

Quarterly Cash Incentives

The Committee has determined that quarterly cash incentives are appropriate for the organization given the rapidly changing business environment in which iPass operates.  These incentives are intended to focus management on the near-term operational objectives that are important to the longer-term success of the business. The Committee reviews and approves payouts quarterly.  This quarterly review and approval process allows the Committee to revise goals as our business environment changes. These cash incentives are paid under the annual executive management bonus plan approved by the Committee for 2007.

Target Amounts: The Committee determines quarterly target bonus amounts for each named executive officer at the beginning of the plan year.  The Committee positions target bonus opportunities at approximately the 50th percentile.  While the target approximates the 50th percentile, actual payout amounts for named executive officers are earned based upon company performance and, other than with respect to our CEO, individual performance.  The Committee determines a lower boundary for performance which is lower than target performance, an upper boundary for performance which is higher than target performance, and actual bonus earned is based on performance as follows:

Performance Levels	Payout as % of Target
Below Lower Boundary – Unacceptable performance	0%
Lower Boundary – Lower than expected performance	50%
Target – Expected performance	100%
Upper Boundary – Exceptional performance	150%
Above Upper Boundary – Exceptional and improbable performance	Uncapped and Linearly Determined

Bonuses are adjusted on a linear scale when performance is above the lower boundary and between the boundaries and target.

The Committee provides a scale below target to motivate executives to improve performance even if the target is not going to be met.  The Committee provides the opportunity to earn above target incentives to motivate performance above the expected level.  The Committee has also considered market practice when determining the lower boundary for payouts and the upper boundary potential of the program.  In the Committee’s view, the quarterly cash incentive program has provided reasonable payouts, which were below target bonuses given the objectives set for 2007 and iPass’ performance relative to such objectives.

Performance Measures and Weightings: The Committee sets quarterly company performance targets at the beginning of each year in order to set relevant targets in a fast moving environment.  They are based on a set of corporate measures and, with the exception to the CEO, individual performance objectives, as illustrated in the table below.

Weighting for Total Quarterly Incentive Opportunity in 2007
	Corporate Measures	Personal Measures
Mr. Denman	100%	0%
Mr. Lal	50%	50%
Other named executive officers	80%	20%

Mr. Denman’s bonus is based entirely on company specified objectives, as the Committee believes that all of Mr. Denman’s incentive compensation should be based on corporate performance given his position as CEO.  Mr. Lal’s bonus amount was evenly split between corporate measures and individual performance measures.  This was intended to focus his efforts on individual goals that drive increased revenue contribution, an objective that the Committee views as critical.  The Committee wanted additional emphasis beyond the revenue goal that exists as a corporate performance measure, as described below.  Therefore, the determination was made to provide a weighting that differed from the other executives. The weightings for the other named executive officers were based on corporate measures (80%) and on individual performance measures (20%).  The Committee felt this was the right balance for the other named executive officers to support corporate measures, while at the same time recognizing contributions outside of such objectives that support the growth and profitability of the company.

Our corporate measures for each of the four quarters in 2007 were as follows:

•	Total iPass revenues (weighted 20%);
•	Broadband revenues (weighted 25%);
•	Non-GAAP operating expenses (weighted 20%);
•	Non-GAAP earnings per share (weighted 10%); and,
•	Contract monthly order value (weighted 25%).

Non-GAAP metrics exclude equity plan-related compensation expenses, restructuring charges, amortization of intangible assets, cumulative effect of change in accounting principle, and valuation allowance for deferred tax assets, which are charges and gains which management does not consider reflective of the company’s core operating business.

We adjust for the excluded items because the Committee believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and the company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

The objectives above align with iPass’ 2007 business plan and the weightings represent the amount of priority the Committee intends to place on each corporate measure.  Total company performance against these weighted measures, in the aggregate, per quarter was as follows:  first quarter – 87.0%; second quarter – 94.8%; third quarter – 75.7%; and fourth quarter – 45.2%.  As a result, corporate performance for 2007 was 75.7% of target in aggregate.

Individual performance metrics for the executive team are continuously focused on ways to maximize shareholder value by optimizing effectiveness and efficiency.  The objectives established for the executive management team, individually and collectively, consider the impact on revenues and costs, customer relations and organizational capabilities.  During 2007, these objectives included:

•	developing a channel account strategy focused on the evaluation of current partners and the potential value for us;
•	developing appropriate marketing programs and implementing specific performance metrics for evaluating the success of our partners;
•	implementing process enhancements focused on improving our accounts receivable collection efforts; and,
•
placing the company in a position to return us to profitability in early 2008.  This objective included a reorganization that was substantially completed by December 31, 2007 which we believe will result in the reduction of combined non-stock compensation network operations, research and development, sales and marketing and general and administrative costs by up to $3 million in the first quarter of 2008.

The result of the combination of corporate measures and individual measures, as appropriate with the specified weightings, produce the following individual payouts as a percent of target.  Actual dollar amounts are reported in the Summary Compensation Table.

Executive Officer	Title	% of Target Attained
Denman, Kenneth D.	Chairman, Chief Executive Officer and President	75
Charters, John	Chief Operating Officer	80
Lal, Anurag	Chief Business Development and Sales Officer	81
Posey, Bruce	Sr. Vice President, General Counsel and Corporate Secretary	80
Verdecanna, Frank E.	Vice President and Chief Financial Officer	79
Wachtler, Joel	Vice President, Marketing and Strategy	79

Long-Term Equity Incentives (LTEI)

In order to ensure a strong link to the long-term interests of stockholders, the Committee places significant emphasis of executive compensation on long-term equity incentives.  The Committee based the amount of LTEIs awarded on competitive LTEIs levels in the market.  The Committee targets the 50th percentile, as measured by the Black-Scholes option pricing model, with the understanding that above target value will be realized if stockholder value is created. The Committee also considers total shareholder dilution and the impact of awards to named executive officers on total share usage for stock-based compensation.

In recent years, both peer group and published survey stock grant practices indicated a shift from the use of options only to a mix of options and other equity vehicles.  Prior to 2006, LTEIs to our executive officers and employees were created solely through the use of stock options.  In 2006, we moved to a blend of stock options, restricted shares and performance share awards (“PSAs”).  In 2007, we continued to use options, but made all stock grants performance-based (i.e., time-based vesting for restricted stock was eliminated for officers).

In 2007, we delivered 50% of total LTEIs value, as measured by the Black-Scholes option pricing model, in the form of options and 50% in the form of PSAs.  In making this determination, the Committee considered market practice, the desired level of upside potential and downside risk and the additional retention value associated with PSAs if the performance conditions are met.

Stock Options

Stock options are intended to align the interests of key executive officers and stockholders by aligning key executive officers’ realization of value from stock options with long-term stockholder value creation.  Stock options have value only to the extent the price of our common stock on the date of exercise exceeds the exercise price, which is equal to the fair market value of the stock on the date of grant. The Committee awards stock options consistent with our objective to provide for a greater financial reward in the event that long-term performance is sustained.

The Committee generally grants refresh stock option awards at the Committee meeting associated with the first regularly scheduled meeting of the Board of Directors of each fiscal year.  For all options awarded, the exercise price is equal to the fair-market value (the value of the Common Stock) on the date of grant.

Stock option grants made in early 2007 to named executive officers are scheduled to vest in two tranches in 2009.  The Committee determines vesting based on the philosophy of providing a relatively consistent vesting level from year-to-year for each employee.  This provides both consistency in equity earned for the employee and is the most efficient use of equity as a form of compensation.

Performance Share Awards (PSAs)

The Committee uses performance share awards to focus executive officers on operating excellence and the creation of economic and stockholder value.

In 2007, the Board of Directors granted the remaining 50% of LTEIs value in the form of PSAs to the named executive officers.  These PSAs are specifically designed to focus executive officers on building and capitalizing on high growth areas of the business, through annual and multi-year goals.  Fifty percent of performance share awards vest on February 28, 2009 upon the achievement of $200 million non-dial revenue in 2008; twenty-five percent of awards vest on February 28, 2009 based on the achievement of annual Non-GAAP operating margin goals – eleven percent or better for the year ending December 31, 2008; and twenty-five percent of awards vest on February 28, 2009 based on the achievement of Non-GAAP quarterly operating  margin goals – fourteen percent or better for the fourth quarter of 2008. These metrics were put in place to drive the transition of the business toward non-dial revenue realization and emphasize profitability and operating margin improvement.

Other Benefits

We offer additional benefits designed to be competitive with overall market practices, and to attract and retain the talent we need.  All salaried employees are eligible to participate in our Section 401(k) plan (which includes our matching contributions), health care coverage, life insurance, disability, paid time off and paid holidays.

2008 Compensation

In February 2008 the Committee determined that the quarterly objectives under the annual 2008 executive management bonus plan for all named executive officers would be based entirely on corporate financial performance.  Individual performance measures would not be used in 2008.  The Committee made this determination to more intensely motivate teamwork focused on the attainment of specific financial goals critical to our success. The Committee established the financial targets using the same policies and criteria discussed above.

Our corporate measures for the first two quarters of 2008 have also been changed from those used in 2007.  The Committee intends to review these measures at the end of the second quarter and retains the flexibility to change these objectives, if appropriate, for the third and fourth quarters of 2008.  The corporate measures and weightings for the first two quarters of 2008 are as follows:

•	Total iPass revenues (weighted 25%);
•	Broadband revenues (weighted 25%);
•	Non-GAAP operating expenses (weighted 25%); and,
•	Contract monthly order value (weighted 25%).

Under the 2008 bonus plan structure non-GAAP earnings per share was removed as a corporate measure.  The balance of the corporate measures remain unchanged from 2007; however, the goals are now weighted equally.  The Committee established these objectives and related weightings to emphasize expense control and growth.

In addition, the Committee determined to keep the target bonuses consistent with the prior year, other than for Mr. Posey, whose target bonus increased from $100,000 to $125,000, and for Mr. Charters, whose target bonus increased from $120,000 to $150,000.  The Committee determined that these increases were appropriate due to the performance and added responsibilities of Mr. Posey and Mr. Charters.

Also in February 2008, given business uncertainty and retention concerns, the Committee decided not to grant stock options to named executive officers and instead grant fifty percent of the total LTEI award in the form of restricted shares and fifty percent in the form of performance shares.  While the 50th percentile is the philosophy of the Committee, in 2008 the Committee focused on share usage to determine the size of the awards.   The reason for this change is that iPass’ stock price was lower in 2008 than in 2007, and providing a 50th percentile LTEI value would have used more shares than the Committee felt was appropriate.  Furthermore, the Committee did not feel it was appropriate to increase the number of shares awarded due to a decrease in stock price.  Considering the target value to participants, the cost and the dilutive impact of the award, the Committee decided to hold the number of PSAs constant from 2007 to 2008 and provide one share of restricted stock in 2008 for every 3 options that were granted in 2007.

 The restricted stock granted in 2008 will vest in two tranches in 2009 and 2010.  The performance shares, if earned at the end of 2008, will also vest in two tranches in 2009 and 2010. The Committee considered current equity holdings and focused on retention of key executive officers in determining the vesting schedule. The performance shares vest based on the achievement of Return on Invested Capital goals and non-GAAP Operating income goals.  The Committee established these goals, together with the objectives under the 2008 executive management bonus plan, as critical measures in driving shareholder value and evaluating management’s performance. The move from stock options to restricted stock was made to enhance the retention value of the long-term equity incentive program during a period of business volatility and uncertainty.  The Committee determined that full-value shares provide more retention value and more stability than stock options, which have additional downside risk and upside potential.

Supplementary Compensation Policies

Employment, Severance, and Change-in-Control Agreements

iPass provides severance benefits to its named executive officers in the event of termination without cause.  iPass also provides benefits in the event that a named executive officer is terminated without cause following a corporate change-in-control.  These benefits include a lump sum cash payment based on the executive officer’s annual salary plus annual bonus target, continued health benefits coverage for a period of time, and accelerated vesting of all equity awards. In addition, Mr. Denman will receive nine months accelerated vesting if his employment is terminated other than in connection with a change-in-control.  The full benefits and related terms and conditions are comprehensively explained in the “Supplementary Compensation Policies” and “Potential Payments Upon Termination or Change-in-Control” sections of this document.

In determining the value, terms and structure of severance and change-in-control benefits, the Committee, in consultation with Mercer, considered market practice, the value of such benefits to the executives and the aggregate potential cost of such a program assuming actual termination.  Additionally, in determining the level of severance benefits the Committee considered iPass’ past experience and precedent for providing severance in the event of a company-initiated termination.  The Committee introduced these benefits with a focus on retaining key executive officers by providing a market competitive level of protection and security during the current period of uncertainty.

Report of the Compensation Committee2

The Compensation Committee of the Board of Directors of iPass Inc. has reviewed and discussed with management the information contained in the Compensation Discussion and Analysis section of this Proxy Statement and, based upon the review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

John D. Beletic, Chairman
Peter G. Bodine
Michael J. McConnell
Arthur C. Patterson

  2 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of iPass under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Compensation of Executive Officers

The following table shows for the fiscal years ended December 31, 2006 and 2007, compensation awarded or paid to, or earned by, our Chief Executive Officer, Chief Financial Officer, and our other three most highly compensated executive officers at December 31, 2007 (the “Named Executive Officers”):

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Kenneth D. Denman,	2007	$350,000		—		$139,621	$362,362	$106,148	$7,623	(3)	$965,754
Chairman, President and Chief	2006	$350,000		—		$42,889	$355,551	$103,792	$7,299	(4)	$859,531
Executive Officer

Frank Verdecanna,	2007	$230,000		—		$58,176	$119,344	$75,487	$7,881	(5)	$490,888
Chief Financial Officer	2006	$214,375	(6)	—		$17,875	$81,645	$73,461	$6,955	(7)	$394,311

John Charters,	2007	$270,000		—		$58,176	$231,538	$89,535	$12,551	(8)	$661,800
Chief Operating Officer	2006	$270,000		—		$17,875	$216,007	$86,076	$10,175	(9)	$600,133

Bruce K. Posey,	2007	$250,000		—		$58,176	$130,020	$76,612	$6,123	(10)	$520,931
Senior Vice President,	2006	$250,000		—		$17,875	$121,099	$75,171	$2,361	(11)	$466,506
General Counsel and Secretary

Anurag Lal, Chief	2007	$270,000				$58,176	$155,298	$130,224	$8,393	(12)	$622,091
Business Development and	2006	$251,250	(13)	15,000	(14)	$17,875	$131,086	$96,816	$6,525	(15)	$518,552
Sales Officer*

_____________________

* Mr. Lal resigned as an iPass employee and officer effective February 29, 2008.

(1)
The dollar amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2006, in accordance with FAS 123(R), ignoring the estimates of forfeiture, related to non-option awards and include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in footnote 2 to our audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K.

(2)
The dollar amount in this column represent the compensation cost for the years ended December 31, 2007 and 2006 of stock option awards granted in and prior to 2007. These amounts have been calculated in accordance with SFAS No. 123R ignoring the estimates of forfeiture and using the Black-Scholes option-pricing model. Assumptions used in the calculation of these amounts are included in footnote 2 to our audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K.

(3)	Consists of $6,656 contributed by us on behalf of Mr. Denman to defined company benefit plans, $431 for life insurance premiums paid by us, and $536 for reimbursement for home office related expenses.

(4)
Consists of $1,422 for reimbursement for home office related expenses, $5,465 contributed by us on behalf of Mr. Denman to defined company benefit plans and $412 for life insurance premiums paid by us.

(5)
Consists of $6,900 contributed by us on behalf of Mr. Verdecanna to defined company benefit plans, $259 for life insurance premiums paid by us, and $722 for reimbursement for home office related expenses.

(6)	Mr. Verdecanna’s salary increased to $230,000 as of August 16, 2006.

(7)
Consists of $722 for reimbursement for home office related expenses; $5,986 contributed by us on behalf of Mr. Verdecanna to defined company benefit plans and $247 for life insurance premiums paid by us.

(8)
Consists of $8,926 for reimbursement for commuting related expenses; $3,194 contributed by us on behalf of Mr. Charters to defined company benefit plans and $431 for life insurance premiums paid by us.

(9)
Consists of $7,388 for reimbursement for commuting related expenses; $2,512 contributed by us on behalf of Mr. Charters to defined company benefit plans and $275 for life insurance premiums paid by us.

(10)	Consists of $4,833 contributed by us on behalf of Mr. Posey to defined company benefit plans and $1,290 for life insurance premiums paid by us.

(11)	Consists of $1,728 contributed by us on behalf of Mr. Posey to defined company benefit plans and $633 for life insurance premiums paid by us.

(12)	Consists of $6,681 contributed by us on behalf of Mr. Lal to defined company benefit plans, $288 for life insurance premiums paid by us, and $1,424 for reimbursement for home office related expenses.

(13)	Mr. Lal’s salary increased to $270,000 as of August 16, 2006.

(14)	Includes a one-time bonus payment for interim sales work.

(15)	Consists of $1,180 for reimbursement for home office related expenses; $5,070 contributed by us on behalf of Mr. Lal to defined company benefit plans and $275 for life insurance premiums paid by us.

Grants of Plan-Based Awards

The following table sets forth information concerning plan-based grants to our Named Executive Officers during fiscal 2007. Stock awards were granted under our 2003 Equity Incentive Plan, and provide for vesting of the underlying common stock set forth below. Stock options were granted at an exercise price equal to the closing sale price of the common stock on The Nasdaq Global Market on the last market trading day prior to the grant date in accordance with the provisions of our 2003 Equity Incentive Plan.

Grants of Plan Based Awards In Fiscal 2007

								All Other
								Option		Grant
								Awards:	Exercise	Date Fair
								Number of	or Base	Value of
		Estimated Future Payouts Under Non-			Estimated Future Payouts Under Equity			Securities	Price of	Stock and
		Equity Incentive Plan Awards			Equity Incentive Plan Awards			Underlying	Option	Option
Name	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Options (#)	Awards ($/Sh)	Awards ($)(2)

Kenneth D. Denman	2/8/07	—	$150,000	—	—		—	108,000 (3)	$5.09	$292,064
	2/8/07					54,000 (4)		—		$274,860
Frank Verdecanna	2/8/07	—	$100,000	—	—		—	49,400 (3)	$5.09	$133,592
	2/8/07					24,700 (4)		—		$125,723
John Charters	2/8/07	—	$120,000	—	—		—	75,000 (3)	$5.09	$202,823
	2/8/07					37,500 (4)		—		$190,875
Bruce K. Posey	2/8/07	—	$100,000	—	—		—	49,400 (3)	$5.09	$133,592
	2/8/07					24,700 (4)		—		$125,723
Anurag Lal*	2/8/07	—	$160,000	—	—		—	75,000 (3)	$5.09	$202,823
	2/8/07					37,500 (4)		—		$190,875

* Mr. Lal resigned as an iPass employee and officer effective February 29, 2008.

___________________
(1)
This column sets forth the aggregate annual target amount of each named executive officer’s quarterly cash bonus award for the year ended December 31, 2007 for each of our named executive officers. The actual cash bonus award earned for the year ended December 31, 2007 for each named executive officer is set forth in the 2007 Summary Compensation Table above. As such, the amounts set forth in this column do not represent additional compensation earned by the named executive officers for the year ended December 31, 2007.

(2)	Represents the grant date fair value of such award determined in accordance with FAS 123R, calculated using the Black-Scholes model.

(3)	50% of the shares subject to the option vest on May 15, 2009 and 50% of the shares vest on November 15, 2009.

(4)
50% of the shares vest on February 28, 2009 upon the achievement of $200 million non-dial revenue in 2008; 25% of the shares vest on February 28, 2009 based on the achievement of annual Non-GAAP operating margin goals – eleven percent or better for the year ending December 31, 2008; and 25% of the shares vest on February 28, 2009 based on the achievement of Non-GAAP quarterly operating  margin goals – fourteen percent or better for the fourth quarter of 2008.

See “Compensation Discussion and Analysis” above for a discussion of our annual bonus structure and other elements of compensation.

Outstanding Equity Awards at Fiscal Year-end

The following table shows for the fiscal year ended December 31, 2007, certain information regarding outstanding equity awards at fiscal year end for the Named Executive Officers.

Outstanding Equity Awards at December 31, 2007

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kenneth D. Denman	383,333	16,667	(1)	$5.05	8/10/2014	27,000	(2)	$109,620
	0	108,000	(2)	$6.51	5/10/2016	27,000	(2)	$109,620
	0	108,000	(3)	$5.09	2/7/2017				54,000	(4)	$219,240
Frank Verdecanna	35,000	0	(5)	$4.75	10/18/2010	11,250	(2)	$45,675
	5,000	0	(6)	$4.75	1/19/2011	11,250	(2)	$45,675
	19,375	0	(7)	$0.50	12/12/2011
	1,250	13,750	(8)	$10.60	5/2/2014
	25,625	4,375	(9)	$5.05	8/10/2014
	25,000	0	(10)	$5.75	7/28/2015
	0	45,000	(2)	$6.51	5/10/2016
	0	49,400	(3)	$5.09	2/7/2017				24,700	(4)	$100,282
John Charters	231,250	68,750	(11)	$6.49	11/20/2014	11,250	(2)	$45,675
	0	45,000	(2)	$6.51	5/10/2016	11,250	(2)	$45,675
	0	75,000	(3)	$5.09	2/7/2017				37,500	(4)	$152,250
Bruce K. Posey	55,729	0	(12)	$0.85	7/24/2012	11,250	(2)	$45,675
	44,118	0	(12)	$0.85	7/24/2012	11,250	(2)	$45,675
	46,666	2,917	(13)	$5.05	8/10/2014
	50,000	0	(10)	$5.75	7/28/2015
	0	45,000	(2)	$6.51	5/10/2016
	0	49,400	(3)	$5.09	2/7/2017				24,700	(3)	$100,282
Anurag Lal*	75,000	0	(14)	$8.50	3/10/2010	11,250	(2)	$45,675
	75,000	0	(15)	$8.50	4/24/2010	11,250	(2)	$45,675
	25,000	0	(16)	$0.50	12/12/2011
	83,333	3,334	(17)	$5.05	8/10/2014
	50,000	0	(10)	$5.75	7/28/2015
	0	45,000	(2)	$6.51	5/10/2016
	0	75,000	(3)	$5.09	2/7/2017			$152,250	37,500	(4)	$152,250
________________________

* Mr. Lal resigned as an iPass employee and officer effective February 29, 2008.

(1)	The shares subject to the option vest in the following manner: monthly in 48 equal monthly installments beginning November 1, 2006.

(2)
The shares vest in the following manner: 50% of the shares vest on May 15, 2008 and 50% of the shares vest on November 15, 2008. Includes shares that were initially subject to performance vesting conditions, which have been satisfied.

(3)	The shares subject to the option vest in the following manner: 50% of the shares subject to the option vest on May 15, 2009 and 50% of the shares vest on November 15, 2009.

(4)
The shares vest in the following manner: 50% of the shares vest on February 28, 2009 upon the achievement of $200 million non-dial revenue in 2008; 25% of the shares vest on February 28, 2009 based on the achievement of annual Non-GAAP operating margin goals – eleven percent or better for the year ending December 31, 2008; and 25% of the shares vest on February 28, 2009 based on the achievement of Non-GAAP quarterly operating  margin goals – fourteen percent or better for the fourth quarter of 2008.

(5)	The shares subject to the option vest in the following manner: 25% of the shares vest on October 16, 2001 and the remaining 75% of the shares vest monthly over the following 36 months.

(6)	The shares subject to the option vest in the following manner: 25% of the shares vest on January 19, 2002 and the remaining 75% of the shares vest monthly over the following 36 months.

(7)	The shares subject to the option vest in the following manner: 25% of the shares vest on November 12, 2002 and the remaining 75% of the shares vest monthly over the following 36 months.

(8)	The shares subject to the option vest in the following manner: 25% of the shares vest on April 1, 2005 and the remaining 75% of the shares vest monthly over the following 36 months.

(9)	The shares subject to the option vest in the following manner: monthly in 48 equal monthly installments beginning July 1, 2004.

(10)	The shares subject to the option are fully vested and exercisable on February 1, 2007.

(11)	The shares subject to the option vest in the following manner: 25% of the shares vest on November 29, 2005 and the remaining 75% of the shares vest monthly over the following 36 months.

(12)	The shares subject to the option vest in the following manner: 25% of the shares vest on July 8, 2003 and the remaining 75% of the shares vest monthly over the following 36 months.

(13)	The shares subject to the option vest in the following manner: monthly in 48 equal monthly installments beginning August 11, 2006.

(14)	The shares subject to the option vest in the following manner: 25% of the shares vest on March 10, 2001 and the remaining 75% of the shares vest monthly over the following 36 months.

(15)	The shares subject to the option vest in the following manner: 25% of the shares vest on April 25, 2001 and the remaining 75% of the shares vest monthly over the following 36 months.

(16)	The shares subject to the option vest in the following manner: 25% of the shares vest on November 1, 2002 and the remaining 75% of the shares vest monthly over the following 36 months.

(17)	The shares subject to the option vest in the following manner: monthly in 48 equal monthly installments beginning November 1, 2005.

Option Exercises and Stock Vested

The following table shows for the fiscal year ended December 31, 2007, certain information regarding option exercises and stock vested during the last fiscal year with respect to the Named Executive Officers.

Option Exercises and Stock Vested in Fiscal 2007

Option Awards
Name	Number of Shares Acquired or Exercised (#)	Value Realized on Exercise ($)(1)

Kenneth D. Denman	—	—
Frank Verdecanna	—	—
John Charters	—	—
Bruce K. Posey	—	—
Anurag Lal*	142,000	$610,391
_____________________

* Mr. Lal resigned as an iPass employee and officer effective February 29, 2008.

(1)	Represents the difference between the aggregate marked price of common stock acquired on the date of exercise, less the aggregate exercise price.

Supplementary Compensation Policies

Director and Officer Indemnification

We have entered into indemnity agreements with certain employees, officers and directors that provide, among other things, that we will indemnify such employee, officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as an employee, officer, director or other agent of iPass, and otherwise to the full extent permitted under Delaware law and our Bylaws.

Employment, Severance, and Change-in-Control Agreements

Kenneth D. Denman Employment Agreement

Mr. Denman, our Chairman, President and Chief Executive Officer, accepted employment with us as President and Chief Executive Officer pursuant to the terms of an offer letter dated November 13, 2001, which we amended on December 20, 2007 (as amended, the “Employment Agreement”). The Employment Agreement provides that Mr. Denman is an at will employee, which means we can terminate his employment at any time, with or without cause. The terms of the Employment Agreement are described below.

The Employment Agreement provides that if we terminate Mr. Denman’s employment without Cause or if Mr. Denman resigns for Good Reason (each as defined in below), and if Mr. Denman signs a general release of all claims against us in a format provided by us, Mr. Denman will receive:

(1) a lump sum amount equal to nine (9) months of his then base salary;

(2) a lump sum amount of up to nine-twelfths (9/12) of his annual performance bonus target amount (the Compensation Committee of the Board of Directors shall, in its sole discretion, determine the amount of any such payment);

(3) continued group health insurance coverage for himself and his dependents (if applicable) pursuant to COBRA at iPass’ expense for up to eighteen (18) months; and

(4) accelerated vesting of any outstanding equity awards (including but not limited to restricted stock) as follows: (i) if Mr. Denman’s termination does not occur within eighteen (18) months after a Corporate Transaction (as defined below), any outstanding equity awards that would have vested in the nine (9) month period after his termination date will be deemed vested as of his termination date; and (ii) if Mr. Denman’s termination does occur within eighteen (18) months after a Corporate Transaction (as defined below), his outstanding equity awards will receive full vesting acceleration.

In addition, upon the consummation of a Corporate Transaction, regardless of whether a termination of employment occurs, any specified performance target or vesting condition determined by reference to performance targets or operations of iPass or an affiliate contained in any restricted stock awards issued to him shall be deemed satisfied.  Mr. Denman will remain subject to any vesting requirement to continue to render services for the company or an affiliate following the Corporate Transaction for any required period of time contained in such restricted stock awards, if any.

For the purposes of the Employment Agreement:

•
“Cause” will mean the occurrence of any of the following (and only the following): (i) conviction of Mr. Denman of any felony involving fraud or act of dishonesty against iPass or its affiliates; (ii) conduct by Mr. Denman which, based upon good faith and reasonable factual investigation and determination of the Board of Directors, demonstrates gross unfitness to serve; or (iii) intentional, material violation by Mr. Denman of any contractual, statutory, or fiduciary duty of Mr. Denman to iPass or its affiliates.

•
“Corporate Transaction” will mean (i) the sale of all or substantially all of our assets or (ii) a merger of us with or into another entity in which our stockholders immediately prior to the closing of the transaction own less than a majority of the ownership interest of iPass immediately following such closing. For purposes of determining whether our shareholders prior to the occurrence of a transaction described above own less than fifty percent (50%) of the voting securities of the relevant entity afterwards, only the lesser of the voting power held by a person either before or after the transaction shall be counted in determining that person’s ownership afterwards.

•
“Good Reason” shall mean resignation by Mr. Denman of his employment because (i) we require that he relocate to a worksite that is more than sixty (60) miles from its current principal executive office; or (ii) we materially reduce his base salary below its then-existing gross rate; or (iii) following a Corporate Transaction, he is not the Chief Executive Officer of the combined business entity (unless he agrees in writing not to be the Chief Executive Officer of the combined business entity).  In order to qualify as “Good Reason,” Mr. Denman must submit to iPass or its successor (as applicable) a written notice, within ninety (90) days after the initial occurrence of any of the actions or events described in the preceding sentence, describing the applicable actions or events, and provide us or our successor with at least thirty (30) days from its receipt of his written notice in which to cure such actions or events prior to termination of his employment, and provided that, his employment must terminate no later than twelve (12) months after the applicable actions or events described in (i), (ii) and (iii) above.

Executive Officer Employment Agreements

Each of our other named executive officers has a signed offer letter with us. These offer letters provide that the executive officer is an at-will employee. These offer letters provide for salary, an annual bonus paid quarterly based upon the successful completion of specified performance objectives and equity, as well as other customary benefits and terms. Information for 2006 and 2007 regarding the compensation earned by our named executive officers is described in the “Compensation of Executive Officers — Summary Compensation Table.”

In addition, if within eighteen (18) months following the closing of a Corporate Transaction, (i) the employment of the executive by iPass, or an affiliate of iPass, is terminated by iPass without “Cause” or (ii) if the executive officer resigns his or her employment for “Good Reason”, then all of the executive officer’s then outstanding equity incentive awards shall vest in full upon the date of such termination (the “Change of Control Provisions”). For the purposes of this provision:

•
“Corporate Transaction” shall mean (i) the sale of all or substantially all of our assets or (ii) a merger of us with or into another entity in which our stockholders immediately prior to the closing of the transaction own less than a majority of the ownership interest of iPass immediately following such closing. For purposes of determining whether our shareholders prior to the occurrence of a transaction described above own less than fifty percent (50%) of the voting securities of the relevant entity afterwards, only the lesser of the voting power held by a person either before or after the transaction shall be counted in determining that person’s ownership afterwards;

•
“Cause” shall mean the occurrence of any of the following (and only the following): (i) conviction of the terminated executive officer of any felony involving fraud or act of dishonesty against us or its parent corporation or subsidiary corporation (whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code (“Affiliates”)); (ii) conduct by the terminated executive officer which, based upon good faith and reasonable factual investigation and determination of our Board of Directors, demonstrates gross unfitness to serve; or (iii) intentional, material violation by the terminated executive officer of any statutory fiduciary duty of the terminated executive officer to iPass or its Affiliates;

•
“Good Reason” shall mean resignation by the executive officer of his or her employment because (i) we require that such executive officer relocate to a worksite that is more than 60 miles from its current principal executive office, unless such executive officer agrees to such a relocation; or (ii) we reduce the executive officer’s monthly salary below the gross rate of the then-existing rate at the time of the closing of the Corporate Transaction, unless the executive officer agrees in writing to such reduction.

           Executive Corporate Transaction and Severance Benefit Plan

On August 9, 2007, our Board of Directors adopted the iPass Inc. Executive Corporate Transaction and Severance Benefit Plan  (the “Plan”), and designated each of our executive officers (other than Mr. Denman) as participants.  Pursuant to the terms of the Plan, each executive officer will be entitled to receive severance benefits in the event that the executive officer’s employment with iPass is involuntarily terminated without cause, or the executive officer resigns as a result of a constructive termination.    If one of these events occur, iPass shall make a cash severance payment to the executive officer in an amount equal to six months of the executive officer’s monthly base salary, as in effect on the date of the employment termination, or nine months of the executive officer’s monthly base salary if the employment termination is within 18 months of an acquisition of iPass or all or substantially all of its assets (a “Corporate Transaction”).
In addition, if the executive officer is entitled to the cash severance described above and provided that the executive officer received an overall performance rating equivalent to or greater than “meets expectations” in the most recent performance evaluation cycle preceding termination of the executive officer’s employment, iPass will make an additional cash severance payment to the executive officer as follows: (i) in the case of a termination that is not within eighteen (18) months following a Corporate Transaction, in an amount equal to one quarter of the executive officer’s target bonus amount under iPass’ annual bonus plan, and (ii) in the case of a Corporate Transaction termination, an amount to be determined by the plan administrator but no greater than nine-twelfths (9/12th) of the executive officer’s target bonus amount under iPass’ annual bonus plan.

Further, if the executive officer is entitled to the cash severance described above, (i) the executive officer will also be entitled to COBRA coverage paid by iPass for a period of 18 months employment termination occurs within eighteen months after a Corporate Transaction, or 12 months otherwise, and (ii) if the employment termination occurs within eighteen months after a Corporate Transaction, all outstanding options to purchase iPass’ common stock and all restricted stock issued pursuant to any equity incentive plan of iPass that are held by the executive officer on the date of the employment termination shall be accelerated in full.  The Plan provides no accelerated vesting of outstanding options or restricted stock in the event of a Covered Termination not occurring within eighteen (18) months after a Corporate Transaction.

The Plan also provides that, upon the consummation of a Corporate Transaction, any specified performance target or vesting condition contained in any restricted stock awards shall be deemed satisfied provided that the executive officer continues to render services for iPass or an affiliate following the Corporate Transaction for any required period of time contained in such restricted stock awards, if any.

The executive officers will only be entitled to the benefits described above if they execute a release of claims against iPass.  Further, certain of the benefits described above may be reduced in the event that the benefits would have an adverse tax effect on the executive officer.

For the purposes of the Plan:

•	“Involuntary Termination Without Cause” means a termination by iPass of a participant’s employment relationship with iPass or an affiliate of iPass for any reason other than for Cause.

•
“Cause” means the occurrence of any of the following (and only the following): (i) conviction of the participant of any felony involving fraud or act of dishonesty against iPass or its affiliates; (ii) conduct by the participant which, based upon good faith and reasonable factual investigation and determination of the Board, demonstrates gross unfitness to serve; or (iii) intentional, material violation by the participant of any contractual, statutory, or fiduciary duty of the participant to iPass or its affiliates.

•	“Constructive Termination” means a resignation of employment by a participant no later than twelve (12) months after an action or event which constitutes Good Reason is undertaken by iPass or occurs.

•
“Good Reason” means mean either of the following actions or events: (i) iPass requires that the participant relocate to a worksite that is more than 60 miles from its principal executive office; or (ii) iPass materially reduces the participant’s base salary below its then-existing gross rate; provided however that, in order to qualify as “Good Reason,” the participant must submit to iPass a written notice, within 90 days after the occurrence of either of the actions or events described in (i) and (ii) above, describing the applicable actions or events, and provide iPass with at least 30 days from its receipt of the participant’s written notice in which to cure such actions or events prior to termination of the participant’s employment, and provided further that, the participant’s employment must terminate no later than twelve (12) months after the applicable actions or events described in (i) and (ii) above.

Potential Payments upon Termination or Change-in-Control

Summary of Benefits – Mr. Denman

The following table describes the potential payments and benefits for Mr. Denman under his Employment Agreement, as described above, upon Mr. Denman’s employment termination without cause or resignation for good reason and if Mr. Denman signs a general release of all claims against us, as if his employment had terminated as of December 31, 2007:

Name	Compensation and Benefits	Termination Without Cause or Resignation for Good Reason; Corporate Transaction within 18 Months		Termination Without Cause or Resignation for Good Reason; no Corporate Transaction within 18 Months
Kenneth D. Denman	Base Salary	$262,500		$262,500
	Bonus (1)	$112,500		$112,500
	COBRA payments (2)	$26,267		$26,267
	Accelerated Vesting	$438,480	(3)	$109,620	(4)
_____________________

(1)	Assumes the Compensation Committee determines the amount to be the full nine-twelfths (9/12) of Mr. Denman’s annual performance bonus target amount.

(2)	Assumes Mr. Denman would receive the full continued group health insurance coverage for himself and his dependents (if applicable) pursuant to COBRA at iPass’ expense for eighteen (18) months.

(3)
With respect to stock options, calculated as the difference between the closing sales price per share on December 31, 2007, and the exercise price, multiplied by the number of shares subject to the accelerated vesting.  With respect to restricted stock, calculated as the value, based on the closing sales price per share on December 31, 2007, of the number of shares of restricted stock subject to the accelerated vesting.

(4)	Includes shares of restricted stock that were initially subject to performance vesting conditions, which have been satisfied.

 In addition, if Mr. Denman’s employment was not terminated within 18 months of a Corporate Transaction, and a Corporate Transaction occurred on December 31, 2007, then any specified performance target or vesting condition determined by reference to performance targets or operations of iPass or an affiliate contained in any restricted stock awards issued to him would be deemed satisfied. However, such restricted stock awards would still be subject to time-based vesting.

Summary of Benefits – Other Named Executive Officers

The following table describes the potential payments and benefits for each of our named executive officers, other than Mr. Denman, under their employment agreements and the Plan, upon employment termination without cause or resignation as a result of a constructive termination reason and if he signs a general release of all claims against us, as if his employment had terminated as of December 31, 2007:

Name	Compensation and Benefits	Termination Without Cause or Constructive Termination; Corporate Transaction within 18 Months		Termination Without Cause or Constructive Termination; no Corporate Transaction within 18 Months
Frank Verdecanna	Base Salary	$172,500		$115,000
	Bonus	$75,000	(1)	$25,000
	COBRA Payments	$25,052	(2)	$16,701
	Accelerated Vesting	$191,632	(3)	$0

John Charters	Base Salary	$202,500		$135,000
	Bonus	$90,000	(1)	$30,000
	COBRA Payments	$25,426	(2)	$16,951
	Accelerated Vesting	$243,600	(3)	$0

Bruce K. Posey	Base Salary	$187,500		$125,000
	Bonus	$75,000	(1)	$25,000
	COBRA Payments	$25,052	(2)	$16,701
	Accelerated Vesting	$191,632	(3)	$0

Anurag Lal*	Base Salary	$202,500		$135,000
	Bonus	$120,000	(1)	$40,000
	COBRA Payments	$25,426	(2)	$16,951
	Accelerated Vesting	$243,600	(3)	$0

_____________________

* Mr. Lal resigned as an iPass employee and officer effective February 29, 2008.

(1)
Assumes that the executive officer received an overall performance rating equivalent to or greater than “meets expectations” in the most recent performance evaluation cycle preceding termination of the executive officer’s employment.

(2)	Assumes the executive officer would receive the full COBRA reimbursement at iPass’ expense for eighteen (18) months.

(3)
With respect to stock options, calculated as the difference between the closing sales price per share on December 31, 2007, and the exercise price, multiplied by the number of shares subject to the accelerated vesting.  With respect to restricted stock, calculated as the value, based on the closing sales price per share on December 31, 2007, of the number of shares of restricted stock subject to the accelerated vesting.

In addition, if the named executive officers’ employment was not terminated within 18 months of a Corporate Transaction, and a Corporate Transaction occurred on December 31, 2007, then any specified performance target or vesting condition determined by reference to performance targets or operations of iPass or an affiliate contained in any restricted stock awards issued to them would be deemed satisfied. However, such restricted stock awards would still be subject to time-based vesting.

See the table above entitled “Outstanding Equity Awards at December 31, 2007” for total stock options held by our named executive officers as of December 31, 2007.

Compensation Committee Interlocks and Insider Participation

As previous noted, our compensation committee consists of Messrs. Beletic, Bodine, McConnell and Patterson. None of our executive officers serve as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or compensation committee.

Certain Relationships and Related Transactions

There were no transactions in 2007 to which we have been a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, former or current executive officers or, to our knowledge, holders of more than 5% of our capital stock had or will have a direct or indirect material interest.

Policies and Procedures For Review of Related Person Transactions

Pursuant to the charter of our Audit Committee, unless previously approved by another independent committee of our Board of Directors, our Audit Committee reviews and, if determined appropriate, approves all related person transactions. It is management’s responsibility to bring related person transactions to the attention of the members of the Audit Committee.

Our Code of Conduct and Ethics provides that our employees, which for the purposes of the Code of Conduct and Ethics, includes our officers and directors, should avoid conflicts of interest that occur when their personal interests may interfere in any way with the performance of their duties or the best interests of iPass. Our Code of Conduct and Ethics also addresses specific types of related person transactions and how they should be addressed. All of our employees, including our officers and directors, are expected and required to adhere to the Code of Conduct and Ethics. If an officer or director has any questions regarding whether a potential transaction would be in violation of the Code of Conduct and Ethics, they are required to bring this to the attention of our Compliance Officer or General Counsel. If the potential transaction is a related person transaction, it would be recognized as such and brought to the Audit Committee for pre-approval.

Further, each of our officers and directors is knowledgeable regarding the requirements of obtaining approval of related person transactions and is responsible for identifying any related-person transaction involving such officer or director or his or her affiliates and immediate family members and seeking approval from our Audit Committee before he or she or, with respect to immediate family members, any of their affiliates, may engage in the transaction.

Our Audit Committee will take into account all relevant factors when determining whether to approve or disapprove of any related person transaction.

Director and Officer Indemnification

We have entered into indemnity agreements with certain employees, officers and directors that provide, among other things, that we will indemnify such employee, officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as an employee, officer, director or other agent of iPass, and otherwise to the full extent permitted under Delaware law and our Bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are iPass Inc. stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to iPass Inc., attention Corporate Secretary, 3800 Bridge Parkway, Redwood Shores, California 94065 or contact Investor Relations at 650-232-4100. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, iPass will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents were delivered.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Senior Vice President,

General Counsel and Secretary

April [__], 2008

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2007 is available without charge upon written request to: Corporate Secretary, iPass Inc., 3800 Bridge Parkway, Redwood Shores, California 94065. Alternatively, our Form 10-K is also available free of charge on our website at www.ipass.com.

Appendix A

Amended Bylaw Provision

Section 8                      Quorum.

(a)           At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business.  In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting.  The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.  Except as otherwise provided by statute or by applicable stock exchange or Nasdaq rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders.

(b)           Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, (i) in a contested election of directors (i.e. an election in which there are more nominees for director than there are open positions for directors), directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors, and (ii) in any uncontested election of directors, directors shall be elected if they shall receive more “for” votes than “withheld” votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors.  The Board of Directors (or any committee thereof) shall nominate for re-election as director only those candidates who have tendered an irrevocable resignation as a director, which resignation shall be conditioned upon both (A) such director failing to have received more “for” votes than “withheld” votes in an election and (B) acceptance by the Board of Directors of such resignation. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, a majority of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (except in the case of the election of directors, which is as provided above) of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

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Annual Meeting Proxy Card

A Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 – 01 – A. Gary Ames	☐	☐
02 – 02 – John D. Beletic	☐	☐
03 – 03 – Peter C. Clapman	☐	☐
04 – 04 – Stanley Gold	☐	☐

B  Issues

The Board of Directors recommends a vote FOR the following proposals.

	For	Against	Abstain
2. Approval of the amendment of the iPass Bylaws to cause stockholder election of directors in uncontested elections to be by a majority vote of our stockholders.	☐	☐	☐
3. Ratification of the selection of KPMG LLP as iPass Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2007.	☐	☐	☐
4. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof to the  extent authorized by Rule14a-4(c)  promulgated under the Securities Exchange  Act of 1934, as amended.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED IN PROPOSAL NO. 1, FOR PROPOSAL NO. 2, AND FOR PROPOSAL NO. 3.

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of these persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

Proxy - iPASS INC.

ANNUAL MEETING OF STOCKHOLDERS

This proxy is solicited on behalf of the board of directors of iPass Inc.

The undersigned hereby appoints Kenneth D. Denman and Frank Verdecanna, and each of them, as proxies, each with full power of substitution and resubstitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock, $0.001 par value per share, of iPass Inc., held of record by the undersigned on April 24, 2008, at the Annual Meeting of Stockholders to be held at the Hotel Sofitel, located at 223 Twin Dolphin Drive, Redwood Shores, CA, on Thursday, May 29, 2008 at 9:00 a.m., Pacific Time, and at any adjournments or postponements thereof.

THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES LISTED IN PROPOSAL NO. 1, “FOR” PROPOSAL NO. 2, AND “FOR” PROPOSAL NO. 3.

Internet and Telephone Voting Instructions

You can vote by telephone OR Internet! Available 24 Hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. Have this proxy card in hand when you call.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet

• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

· Follow the simple instructions provided by the recorded message.
• Go to the following web site: www.investorvote.com/IPAS • Follow the steps outlined on the secured website.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 11:00 p.m., Pacific Time on May 28, 2008.
THANK YOU FOR VOTING